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EXHIBIT 99.1

PRESS RELEASE
                TELEX COMMUNICATIONS, INC. EXTENDS EXCHANGE OFFER

FOR IMMEDIATE RELEASE

         BURNSVILLE, MINNESOTA -- MONDAY, JULY 1, 2002 - Telex Communications, Inc. ("Telex") announced today that it has extended the expiration date for its previously announced Exchange Offer made pursuant to its Prospectus dated May 31, 2002. The Exchange Offer relates to Telex's 13% Senior Subordinated Discount Notes due 2006 (CUSIP No. 879569 AE 10) (the "Existing Notes") and the issuance of new notes (the "New Notes") which are substantially identical to the Existing Notes and which New Notes have been registered under the Securities Act of 1933, as amended.

         The Exchange Offer has been extended to, and is now scheduled to expire at 5:00 P.M., New York City time, on Tuesday, July 16, 2002.

         As of this date, tenders of approximately $33.8 million principal amount of the Existing Notes have been received pursuant to the Exchange Offer.

         This press release is for informational purposes only and is not intended to serve as a solicitation to buy securities or an offer to sell securities. The Exchange Offer is being made, and the New Notes are being offered, solely pursuant to the Prospectus dated May 31, 2002 and the related Letter of Transmittal which more fully set forth the terms of the Exchange Offer. You should rely only on the information contained in the Prospectus. Telex has not authorized any person to provide information other than as set forth in the Prospectus. Holders of the Existing Notes may obtain further information by calling Telex's Exchange Agent, BNY Midwest Trust Company,
Attention: Diane Amoroso, at (212) 235-2353, or by facsimile at (212) 235-2261.

         Telex is a leader in the design, manufacture and marketing of sophisticated audio, wireless and multimedia communications equipment for commercial, professional and industrial customers. Telex provides high value-added communications products designed to meet the specific needs of customers in commercial, professional and industrial markets, and, to a lesser extent, in the retail consumer electronics market.

FORWARD-LOOKING STATEMENTS

         Certain of the statements in this press release which are not historical, including Telex's expectations, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ materially from those projected. Risk factors that could cause actual results to differ materially from current expectations include the occurrence of an unanticipated materially adverse change.

         These forward-looking statements should be read in conjunction with the Consent Solicitation Statement and Exchange Offering Memorandum and the related Consent and Letter of Transmittal which contain information which more fully describes additional factors that could cause actual results to differ materially from those projected in any forward-looking statements.


         Contact:  Telex Communications, Inc.
                   Liz Masters, 952-736-4242



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